EXHIBIT 99.1

PRESS RELEASE
NOBLE CORPORATION PLC ANNOUNCES SECOND QUARTER 2024 RESULTS
•Announced acquisition of Diamond Offshore Drilling, Inc. (“Diamond”), bolstering a leading position in deepwater; transaction expected to close by Q1 2025.
•Q2 Net Income of $195 million, Diluted Earnings Per Share of $1.34, Adjusted EBITDA of $271 million, net cash provided by operating activities of $107 million, and Free Cash Flow of $(26) million.
•As previously announced, Q3 dividend increased to $0.50 per share, establishing the current highest dividend payout in U.S. oilfield services sector.
•Guidance for Full Year 2024 Adjusted EBITDA narrowed to $950-$1,000 million (from $925-$1,025 million).

SUGAR LAND, TEXAS, July 31, 2024 - Noble Corporation plc (NYSE: NE, CSE: NOBLE, “Noble”, or the “Company”) today reported second quarter 2024 results.

	Three Months Ended
(in millions, except per share amounts)	June 30, 2024	June 30, 2023	March 31, 2024
Total Revenue	$693	$639	$637
Contract Drilling Services Revenue	661	606	612
Net Income (Loss)	195	66	95
Adjusted EBITDA*	271	188	183
Adjusted Net Income (Loss)*	105	56	66
Basic Earnings (Loss) Per Share	1.37	0.48	0.67
Diluted Earnings (Loss) Per Share	1.34	0.45	0.66
Adjusted Diluted Earnings (Loss) Per Share*	0.72	0.38	0.45

* A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release.
Robert W. Eifler, President and Chief Executive Officer of Noble Corporation plc, stated “Our second quarter results reflect a strong earnings improvement driven by key contract startups, resulting in a 48% sequential improvement in Adjusted EBITDA. To that end, the 25% increase to our quarterly dividend to $0.50 per share in Q3 further demonstrates Noble’s return of capital commitment. We are extremely excited to be progressing toward closing the highly accretive acquisition of Diamond, which represents a critical milestone in our First Choice journey through the formation of an industry leading deepwater fleet and a strong free cash generation and return of capital platform.”
Second Quarter Results
Contract drilling services revenue for the second quarter of 2024 totaled $661 million compared to $612 million in the first quarter of 2024, with the sequential increase driven by increased utilization. Marketed fleet utilization was 78% in the three months ended June 30, 2024, compared to 72% in the previous quarter. Contract drilling services costs for the second quarter of 2024 were $336 million, down from $390 million the first quarter of 2024, with lower contract preparation and mobilization expenses. Net income increased to $195 million in the second quarter of 2024, up from $95 million in the first quarter of 2024, and Adjusted EBITDA increased to $271 million in the second quarter of 2024, up from $183 million in the first quarter of 2024. Net cash provided by operating activities in the second quarter of 2024 was $107 million, net capital expenditures were $133 million, and free cash flow (non-GAAP) was $(26) million driven by a significant working capital build.
Balance Sheet and Capital Allocation
The Company's balance sheet as of June 30, 2024, reflected total debt principal value of $635 million and cash (and cash equivalents) of $163 million. On June 10, 2024, Noble’s Board of Directors approved an interim quarterly cash dividend on our ordinary shares of $0.50 per share for the third quarter of 2024. This dividend is in addition to the $0.40 per share dividend previously announced which was paid on June 27, 2024, to shareholders of record at close of business on June 6, 2024. The $0.50 dividend is expected to be paid on September 26, 2024, to shareholders of record at close of business on September 12, 2024. The Company intends to continue to pay dividends on a quarterly basis, and the third quarter dividend represents $2.00 on an annualized basis. Future quarterly dividends and other shareholder returns will be subject to, amongst other things, approval by the Board of Directors and may be modified as market conditions dictate. The removal of certain restrictions pursuant to the merger agreement with Diamond has provided Noble the flexibility to execute under its previously approved share repurchase program following the conclusion of the Diamond shareholder vote currently scheduled for August 27th, and subject to laws and regulations.
Operating Highlights and Backlog
Noble's marketed fleet of sixteen floaters was 78% contracted through the second quarter, compared with 76% in the prior quarter. Industry leading edge dayrates for tier-1 drillships remain firm in the high $400,000s to low $500,000s per day range, excluding discounted rates for longer term duration fixtures. Contract fixtures for lower specification sixth generation floaters have been limited, resulting in continued white space for these units and bifurcated dayrate expectations for tier-1 rigs and lower specification rigs in 2024 and 2025.
Utilization of Noble's thirteen marketed jackups improved to 77% in the second quarter, up from 67% utilization during the prior quarter. Leading edge harsh environment jackup dayrates are in the mid $200,000s per day in Norway and $130,000 to $150,000 per day in other North Sea. The Northern Europe jackup market is characterized by moderately improving demand visibility in Norway for 2025, contrasted with a more cautious near term outlook in the southern North Sea arising from policy and permitting uncertainty in the U.K.
Subsequent to last quarter’s earnings press release, new contracts for Noble’s fleet with total contract value of approximately $275 million (including mobilization payments) include the following:
•Noble Stanley Lafosse received an extension from Murphy by the exercise of five option wells in the Gulf of Mexico, an additional scope of $177 million based on an estimated one year duration extending into February 2026.
•Noble Innovator received an extension from BP in the UK North Sea by exercise of priced options for an estimated duration of approximately 8 months at a dayrate of $155,000.
•Noble Resolve has been awarded a contract from Central European Petroleum for one well with estimated duration of 45 days offshore Poland at a dayrate of $140,000 plus mobilization and demobilization which is expected to commence in September 2024. The rig was also awarded a contract from an undisclosed operator in Spain for a 13-well P&A scope valued at approximately $40 million (including mobilization and demobilization) that is expected to commence in Q2 2025 for an estimated 170 days.
•Noble Resilient was awarded a one-well intervention contract from Harbour Energy with an estimated 30-70 day duration commencing in July 2024.

•Noble Regina Allen received an extension from TotalEnergies by the exercise of two priced option wells at $150,000 per day in Argentina with estimated duration of 60 days.

Noble's backlog as of July 31, 2024, stands at $4.2 billion.

Outlook
For the full year 2024, Noble is updating its guidance as follows: Total revenue increases and narrows to a range of $2,650 to $2,750 million (previously $2,550 to $2,700 million) with the increase primarily driven by higher reimbursable revenue and revenue from ancillary services; Adjusted EBITDA narrows to a range of $950 to

$1,000 million (previously $925 to $1,025 million), and capital additions (net of reimbursements) remains the same with a range of $400 to $440 million.
Commenting on Noble’s outlook, Mr. Eifler stated, “Deepwater fundamentals remain firm, and key indicators continue to support meaningful additional growth over the course of this cycle. Although demand has been flat over the past twelve months and appears likely to remain approximately flat into mid 2025, we expect several sizeable development programs will drive another leg of growth from late 2025 and 2026. Notwithstanding this expected moderated EBITDA trajectory throughout this transition period with continuing white space impacts, Noble has now reached a free cash flow inflection point, and we intend to continue to drive shareholder value by directing essentially all free cash flow to dividends and share repurchases.”
Noble’s outlook does not include any impact of its pending acquisition of Diamond.
Due to the forward-looking nature of Adjusted EBITDA, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measure. Accordingly, the Company is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measure to the most directly comparable forward-looking GAAP financial measure without unreasonable effort. The unavailable information could have a significant effect on Noble’s full year 2024 GAAP financial results.
Conference Call
Noble will host a conference call related to its second quarter 2024 results on Thursday, August 1st, 2024, at 8:00 a.m. U.S. Central Time. Interested parties may dial +1 800-715-9871 and refer to conference ID 31391 approximately 15 minutes prior to the scheduled start time. Additionally, a live webcast link will be available on the Investor Relations section of the Company’s website. A webcast replay will be accessible for a limited time following the call.
For additional information, visit www.noblecorp.com or email investors@noblecorp.com.
Contact Noble Corporation plc
Ian Macpherson
Vice President - Investor Relations
+1 713-239-6019
imacpherson@noblecorp.com
About Noble Corporation plc
Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile, and technically advanced fleets in the offshore drilling industry. Noble and its predecessors have been engaged in the contract drilling of oil and gas wells since 1921. Noble performs, through its subsidiaries, contract drilling services with a fleet of offshore drilling units focused largely on ultra-deepwater and high specification jackup drilling opportunities in both established and emerging regions worldwide. Additional information on Noble is available at www.noblecorp.com.
Dividend Details
Dividends payable to Noble shareholders will generally be paid in U.S. dollars (USD). However, holders of shares in the form of share entitlements admitted to trading on NASDAQ Copenhagen will receive an equivalent dividend payment in Danish krone (DKK) as determined by the exchange rate on a specified date. The holders of such share entitlements bear the risk of fluctuations in USD and DKK exchange rates.
Forward-looking Statements
This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, as amended. All statements other than statements of historical facts included in this communication are forward looking statements, including those regarding future guidance, including revenue, adjusted EBITDA, the offshore drilling market and demand fundamentals, realization and timing of integration synergies, costs, the benefits or results of acquisitions or dispositions such as the acquisition of Diamond Offshore Drilling, Inc. (the “Diamond Transaction”) free cash flow expectations, capital expenditure, capital additions, capital allocation expectations including planned dividends and share repurchases, contract backlog, rig demand, expected future contracts, anticipated contract start dates, major project schedules, dayrates and duration, fleet condition and utilization, realization and timing of insurance recoverables and 2024 financial guidance. Forward-looking statements involve risks, uncertainties and assumptions, and actual results may differ materially from any future results expressed or implied by such forward-looking statements. When used in this communication, or in the documents incorporated by reference, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “guidance,” “intend,” “may,” “might,” “on track,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” “achieve,” “shall,” “target,” “will” and similar expressions are intended to be among the statements that identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. These forward-looking statements speak only as of the date of this communication and we undertake no obligation to revise or update any forward-looking statement for any reason, except as required by law. Risks and uncertainties include, but are not limited to, those detailed in Noble’s most recent Annual Report on Form 10-K, Quarterly Reports Form 10-Q and other filings with the U.S. Securities and Exchange Commission, including, but not limited to, risks related to the recently announced Diamond Transaction, including the risk that the transaction will not be completed on the timeline or terms currently contemplated, the risk that the benefits of the transaction may not be fully realized or may take longer to realize than expected, the risk that the costs of the acquisition will be significant and the risk that management attention will be diverted to transaction-related issues. We cannot control such risk factors and other uncertainties, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. You should consider these risks and uncertainties when you are evaluating us. With respect to our capital allocation policy, distributions to shareholders in the form of either dividends or share buybacks are subject to the Board of Directors’ assessment of factors such as business development, growth strategy, current leverage and financing needs. There can be no assurance that a dividend or buyback program will be declared or continued.

NOBLE CORPORATION plc AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Operating revenues
Contract drilling services	$660,710	$606,180	$1,273,135	$1,181,470
Reimbursables and other	32,134	32,355	56,793	67,119
	692,844	638,535	1,329,928	1,248,589
Operating costs and expenses
Contract drilling services	335,854	362,533	725,721	724,322
Reimbursables	23,331	24,796	41,011	50,802
Depreciation and amortization	90,770	71,324	177,468	141,266
General and administrative	39,669	32,352	65,630	62,389
Merger and integration costs	10,618	22,452	19,949	34,083
(Gain) loss on sale of operating assets, net	(17,357)	—	(17,357)	—
Hurricane losses and (recoveries), net	—	15,934	—	19,478
	482,885	529,391	1,012,422	1,032,340
Operating income (loss)	209,959	109,144	317,506	216,249
Other income (expense)
Interest expense, net of amounts capitalized	(11,996)	(14,662)	(29,540)	(31,534)
Gain (loss) on extinguishment of debt, net	—	(26,397)	—	(26,397)
Interest income and other, net	(8,183)	(2,940)	(12,918)	(914)
Income (loss) before income taxes	189,780	65,145	275,048	157,404
Income tax benefit (provision)	5,228	671	15,441	16,475
Net income (loss)	$195,008	$65,816	$290,489	$173,879
Per share data
Basic:
Net income (loss)	$1.37	$0.48	$2.04	$1.27
Diluted:
Net income (loss)	$1.34	$0.45	$1.99	$1.19

NOBLE CORPORATION plc AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$162,852	$360,794
Accounts receivable, net	637,034	548,844
Prepaid expenses and other current assets	186,979	152,110
Total current assets	986,865	1,061,748
Intangible assets	4,356	10,128
Property and equipment, at cost	4,853,998	4,591,936
Accumulated depreciation	(640,185)	(467,600)
Property and equipment, net	4,213,813	4,124,336
Other assets	382,100	311,225
Total assets	$5,587,134	$5,507,437
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$340,161	$395,165
Accrued payroll and related costs	68,179	97,313
Other current liabilities	228,658	149,202
Total current liabilities	636,998	641,680
Long-term debt	622,051	586,203
Other liabilities	340,842	307,451
Noncurrent contract liabilities	2,241	50,863
Total liabilities	1,602,132	1,586,197
Commitments and contingencies
Total shareholders’ equity	3,985,002	3,921,240
Total liabilities and equity	$5,587,134	$5,507,437

NOBLE CORPORATION plc AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities
Net income (loss)	$290,489	$173,879
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation and amortization	177,468	141,266
Amortization of intangible assets and contract liabilities, net	(42,850)	(84,737)
(Gain) loss on extinguishment of debt, net	—	26,397
(Gain) loss on sale of operating assets, net	(17,357)	—
Changes in components of working capital and other operating activities	(172,270)	(108,725)
Net cash provided by (used in) operating activities	235,480	148,080
Cash flows from investing activities
Capital expenditures	(307,651)	(169,530)
Proceeds from insurance claims	8,528	—
Proceeds from disposal of assets, net	(690)	—
Net cash provided by (used in) investing activities	(299,813)	(169,530)
Cash flows from financing activities
Issuance of debt	—	600,000
Borrowings on credit facilities	35,000	—
Repayments of debt	—	(673,411)
Debt extinguishment costs	—	(25,697)
Debt issuance costs	—	(24,914)
Warrants exercised	282	102
Share repurchases	—	(70,000)
Dividend payments	(116,581)	—
Taxes withheld on employee stock transactions	(53,627)	(8,355)
Net cash provided by (used in) financing activities	(134,926)	(202,275)
Net increase (decrease) in cash, cash equivalents and restricted cash	(199,259)	(223,725)
Cash, cash equivalents and restricted cash, beginning of period	367,745	485,707
Cash, cash equivalents and restricted cash, end of period	$168,486	$261,982

NOBLE CORPORATION plc AND SUBSIDIARIES
OPERATIONAL INFORMATION
(Unaudited)

	Average Rig Utilization (1)
	Three Months Ended	Three Months Ended	Three Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023
Floaters	70%	64%	76%
Jackups	77%	67%	62%
Total	73%	65%	70%

	Operating Days
	Three Months Ended	Three Months Ended	Three Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023
Floaters	1,138	1,101	1,305
Jackups	914	794	786
Total	2,052	1,895	2,091

	Average Dayrates
	Three Months Ended	Three Months Ended	Three Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023
Floaters	$435,677	$433,608	$363,167
Jackups	155,585	144,187	128,885
Total	$310,962	$312,502	$275,066
(1) Average Rig Utilization statistics include all marketed and cold stacked rigs.

NOBLE CORPORATION plc AND SUBSIDIARIES
CALCULATION OF BASIC AND DILUTED NET INCOME/(LOSS) PER SHARE
(In thousands, except per share amounts)
(Unaudited)

The following tables presents the computation of basic and diluted income (loss) per share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Numerator:
Net income (loss)	$195,008	$65,816	$290,489	$173,879
Denominator:
Weighted average shares outstanding - basic	142,854	138,058	142,404	136,502
Dilutive effect of share-based awards	1,559	3,242	1,559	3,242
Dilutive effect of warrants	1,647	5,692	1,651	6,810
Weighted average shares outstanding - diluted	146,060	146,992	145,614	146,554
Per share data
Basic:
Net income (loss)	$1.37	$0.48	$2.04	$1.27
Diluted:
Net income (loss)	$1.34	$0.45	$1.99	$1.19

NOBLE CORPORATION plc AND SUBSIDIARIES
NON-GAAP MEASURES AND RECONCILIATION
Certain non-GAAP measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles.
The Company defines “Adjusted EBITDA” as net income (loss) adjusted for interest expense, net of amounts capitalized; interest income and other, net; income tax benefit (provision); and depreciation and amortization expense, as well as, if applicable, gain (loss) on extinguishment of debt, net; losses on economic impairments; amortization of intangible assets and contract liabilities, net; restructuring and similar charges; costs related to mergers and integrations; and certain other infrequent operational events. We believe that the Adjusted EBITDA measure provides greater transparency of our core operating performance. We prepare Adjusted Net Income (Loss) by eliminating from Net Income (Loss) the impact of a number of non-recurring items we do not consider indicative of our on-going performance. We prepare Adjusted Diluted Earnings (Loss) per Share by eliminating from Diluted Earnings per Share the impact of a number of non-recurring items we do not consider indicative of our on-going performance. Similar to Adjusted EBITDA, we believe these measures help identify underlying trends that could otherwise be masked by the effect of the non-recurring items we exclude in the measure.
The Company also discloses free cash flow as a non-GAAP liquidity measure. Free cash flow is calculated as Net cash provided by (used in) operating activities less cash paid for capital expenditures. We believe Free Cash Flow is useful to investors because it measures our ability to generate or use cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. We may have certain obligations such as non-discretionary debt service that are not deducted from the measure. Such business needs, obligations, and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses including return of capital.
We believe that these non-GAAP financial measures provide useful information about our financial performance, enhance the overall understanding of our past performance and future prospects, and allow for greater transparency with respect to key metrics used by our management team for financial and operational decision-making. We are presenting these non-GAAP financial measures to assist investors in seeing our financial performance through the eyes of management, and because we believe that these measures provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry.
These non-GAAP adjusted measures should be considered in addition to, and not as a substitute for, or superior to, contract drilling revenue, contract drilling costs, contract drilling margin, average daily revenue, operating income, cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. Please see the following non-GAAP Financial Measures and Reconciliations for a complete description of the adjustments.

NOBLE CORPORATION plc AND SUBSIDIARIES
NON-GAAP MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Adjusted EBITDA
	Three Months Ended June 30,		Three Months Ended
	2024	2023	March 31, 2024
Net income (loss)	$195,008	$65,816	$95,481
Income tax (benefit) provision	(5,228)	(671)	(10,213)
Interest expense, net of amounts capitalized	11,996	14,662	17,544
Interest income and other, net	8,183	2,940	4,735
Depreciation and amortization	90,770	71,324	86,698
Amortization of intangible assets and contract liabilities, net	(22,497)	(31,009)	(20,353)
(Gain) loss on extinguishment of debt, net	—	26,397	—
Merger and integration costs	10,618	22,452	9,331
(Gain) loss on sale of operating assets, net	(17,357)	—	—
Hurricane losses and (recoveries), net	—	15,934	—
Adjusted EBITDA	$271,493	$187,845	$183,223

Reconciliation of Income Tax Benefit (Provision)
	Three Months Ended June 30,		Three Months Ended
	2024	2023	March 31, 2024
Income tax benefit (provision)	$5,228	$671	$10,213
Adjustments
Amortization of intangible assets and contract liabilities, net	101	3,747	58
Gain (loss) on sale of operating assets, net	2,500	—	—
Discrete tax items	(63,067)	(47,601)	(18,528)
Total Adjustments	(60,466)	(43,854)	(18,470)
Adjusted income tax benefit (provision)	$(55,238)	$(43,183)	$(8,257)

NOBLE CORPORATION plc AND SUBSIDIARIES
NON-GAAP MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Net Income (Loss)
	Three Months Ended June 30,		Three Months Ended
	2024	2023	March 31, 2024
Net income (loss)	$195,008	$65,816	$95,481
Adjustments
Amortization of intangible assets and contract liabilities, net	(22,396)	(27,262)	(20,295)
Merger and integration costs	10,618	22,452	9,331
(Gain) loss on sale of operating assets, net	(14,857)	—	—
Hurricane losses and (recoveries), net	—	15,934	—
(Gain) loss on extinguishment of debt, net	—	26,397	—
Discrete tax items	(63,067)	(47,601)	(18,528)
Total Adjustments	(89,702)	(10,080)	(29,492)
Adjusted net income (loss)	$105,306	$55,736	$65,989

Reconciliation of Diluted EPS
	Three Months Ended June 30,		Three Months Ended
	2024	2023	March 31, 2024
Unadjusted diluted EPS	$1.34	$0.45	$0.66
Adjustments
Amortization of intangible assets and contract liabilities, net	(0.15)	(0.19)	(0.14)
Merger and integration costs	0.06	0.15	0.06
(Gain) loss on sale of operating assets, net	(0.10)	—	—
Hurricane losses and (recoveries), net	—	0.11	—
(Gain) loss on extinguishment of debt, net	—	0.18	—
Discrete tax items	(0.43)	(0.32)	(0.13)
Total Adjustments	(0.62)	(0.07)	(0.21)
Adjusted diluted EPS	$0.72	$0.38	$0.45

Reconciliation of Free Cash Flow
	Three Months Ended June 30,		Three Months Ended
	2024	2023	March 31, 2024
Net cash provided by (used in) operating activities	$106,791	$211,160	$128,689
Capital expenditures, net of proceeds from insurance claims	(132,513)	(106,796)	(166,610)
Free cash flow	$(25,722)	$104,364	$(37,921)